Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2021 (which includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern), relating to the consolidated financial statements of Daré Bioscience, Inc. and Subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
March 30, 2021